Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Berry Global Group, Inc. Reports Strong Third Quarter 2020 Results

EVANSVILLE, Ind. – July 31, 2020 – Berry Global Group, Inc. (NYSE:BERY) today reported its third quarter 2020 results, referred to in the following as the June 2020 quarter.

Third Quarter Highlights (all comparisons made to the June 2019 quarter)
•	Net sales up 50 percent to $2.9 billion
•	Operating income up 61 percent to $347 million
•	Operating EBITDA up 67 percent to $581 million
•	Net income per diluted share up significantly to $1.42
•	Adjusted net income per diluted share increase of 69 percent to $1.52
•	RPC Group Plc (“RPC”) integration and synergy realization progressing ahead of plan
•	Increased fiscal year 2020 cash flow from operations and free cash flow guidance to $1.45 billion and $830 million, respectively

Berry’s Chairman and CEO, Tom Salmon said, “Through our employees’ relentless effort and dedication, along with our diverse, stable portfolio, we were able to deliver record earnings for any quarter in the Company’s history.  We have made progress and remain focused on our top three financial objectives of improving our strong balance sheet, organically growing our businesses, and integrating the RPC acquisition as demonstrated in this recently completed quarter.

“I am happy to report we generated a June quarterly record for net sales of over $2.9 billion, up 50 percent compared to the prior year quarter.  Operating income increased 61 percent to $347 million while Operating EBITDA was a record for any quarter in the Company’s history at $581 million.  Our adjusted earnings per share increased 69 percent to $1.52, and we reported a significant improvement in quarterly free cash flow, bringing our four quarters ended free cash flow to over $1 billion.

“For the June 2020 quarter, overall organic volumes for our legacy Berry businesses were up 2 percent.  Our Health, Hygiene & Specialties segment recorded strong volume growth of 14 percent related to our recent investments, our targeted market approach, along with COVID-19 related benefits in our healthcare portfolio.  Excluding COVID-19 benefits we believe the business delivered high-single digit growth in the quarter.  We are very proud of our teams in achieving their objectives of delivering profitable and sustainable growth.  Our Consumer Packaging-North American business recorded flat volume for the quarter with strength in healthcare, household cleaning and grocery offset by softness in food service and industrial markets.  We remain encouraged by the momentum of the Division with a continued growing revenue pipeline.  Our Engineered Materials business saw volume declines of 8 percent in the quarter driven by headwinds related to COVID-19.  Many of the products in that business are sold through distribution to schools, offices, or restaurants, to name a few end markets, which saw more contracted demand than our more consumer facing businesses.  Excluding COVID-19, we believe the business would have grown low-single digits.

“Our financial profile remains solid as we have a strong liquidity position with over $900 million of cash at the end of the quarter as well as an undrawn $850 million asset-based line of credit representing nearly $1.8 billion of liquidity.  Also, we have no financial maintenance covenants or near-term debt maturities.”

June 2020 Quarter Results

Consolidated Overview
The net sales growth is primarily attributed to acquisition net sales of $1,092 million and a base volume increase of 2 percent. These increases were partially offset by lower selling prices of $99 million due to the pass through of lower resin costs, a $19 million unfavorable impact from foreign currency changes and Prior Quarter divestiture sales of $34 million.

The operating income increase is primarily attributed to acquisition operating income of $111 million, a $34 million favorable impact from cost productivity and product mix, a $12 million increase due to the base volume growth, and a $6 million decrease in depreciation and amortization. These improvements were partially offset by a $10 million increase in business integration costs, a $5 million unfavorable impact from foreign currency changes and Prior Quarter divestiture operating income of $9 million.

Consumer Packaging - International
Consumer Packaging – International delivered net sales of just over $1 billion in the June 2020 quarter.  The net sales and operating income growth in the Consumer Packaging International segment is attributed to the RPC acquisition.

Consumer Packaging - North America
The net sales growth in the Consumer Packaging North America segment is primarily attributed to acquisition net sales of $117 million related to the U.S. portion of the acquired RPC business, partially offset by lower selling prices of $51 million due to the pass through of lower resin costs.

The operating income increase is primarily attributed to acquisition operating income of $19 million.

Engineered Materials
The net sales decrease in the Engineered Materials segment is primarily attributed to an 8 percent base volume decline reflecting the impact of COVID-19 and lower selling prices of $24 million due to the pass through of lower resin costs, partially offset by acquisition net sales of $7 million.

The operating income decrease is primarily attributed to a $6 million unfavorable impact from the base volume decline, partially offset by cost productivity and a decrease in depreciation and amortization.

Health, Hygiene, & Specialties
The net sales growth in the Health, Hygiene & Specialties segment is primarily attributed to base volume growth of 14 percent, partially offset by lower selling prices of $24 million due to the pass through of lower resin costs, a $19 million unfavorable impact from foreign currency changes, and Prior Quarter sales of $34 million related to the divested Seal for Life (“SFL”) business.

The operating income increase is primarily attributed to a $28 million favorable impact from cost productivity and product mix and an $18 million favorable impact from the base volume increase. These increases were partially offset by a $9 million increase in business integration costs, a $5 million unfavorable impact from foreign currency changes, and Prior Quarter operating income of $9 million related to the divested SFL business.

Cash Flow and Capital Structure
Our cash flow from operating activities was $446 million for the quarter ended June 27, 2020, compared to $240 million in the prior year quarter, increasing over 85 percent, primarily from incremental cash flow resulting from the RPC acquisition.  Our free cash flow for the quarter ended June 27, 2020, was $290 million, an increase of 113 percent compared to $136 million in the prior year quarter.  The Company’s cash flow from operating activities and free cash flow for the four quarters ended June 27, 2020, was $1.6 billion and $1.04 billion, respectively.

Our total debt less cash and cash equivalents at the end of the June 2020 quarter was $9,854 million.  Adjusted EBITDA for the four quarters ended June 27, 2020, was $2,169 million.

RPC Group Plc Acquisition
In July 2019, we completed the acquisition of RPC, for aggregate consideration of $6.1 billion.  RPC is a leading plastic product design and engineering company for packaging and select non-packaging markets, with 189 sites in 34 countries.  RPC develops and manufactures a diverse range of products for a wide variety of customers, including many household names, and enjoys strong market positions in many of the end markets it serves and the geographical areas in which it operates.  It uses a wide range of polymer conversion techniques and is also one of the largest plastic recyclers in Europe.  The international based facilities are now operated within Berry’s Consumer Packaging - International segment with the remaining U.S. based facilities operated within the Consumer Packaging - North America segment.

The legacy RPC business saw volumes 7 percent lower primarily attributed to the impact of COVID-19 with weakness in European industrial markets partially offset by growth in grocery, pharmaceutical, and hygiene markets.  Excluding the impact of COVID-19 in the quarter, we believe volumes were flat compared to the prior year.  We saw improving trends within the segment as the quarter progressed and anticipate sequential improvements over the next several quarters as the COVID-19 headwinds abate.  In the near future, we would expect the business to achieve low-single digit growth that would be sustainable over the long-term.  In spite of the short-term pressure on volumes related to COVID-19, our team was able to deliver a 35 percent increase in Operating EBITDA primarily driven by cost synergy realizations, favorable product mix, and productivity improvements.

Sale of SFL Business
In July 2019, the Company completed the sale of its SFL business, which was operated in our Health, Hygiene & Specialties segment for net proceeds of $325 million.  The SFL business had sales of approximately $120 million for the four quarters ended June 29, 2019.  The Company used the proceeds of the sale to repay debt and expedite the primary goal of improving our balance sheet.

Outlook
While certain markets have been impacted by COVID-19 in a variety of ways, like restrictions on daily activities and changes in consumer demand, we are fortunate to have such a diversified portfolio with strong, stable end markets.  As such, we are pleased to report that we are increasing our fiscal year 2020 free cash flow to $830 million, which includes $1.45 billion of cash flow from operations partially offset by capital expenditures of $620 million.  Cash taxes are expected to be $170 million, and cash interest costs are projected at $430 million.  Additionally, we expect working capital, restructuring and other costs to be $50 million.

We still believe approximately 65 percent of our portfolio is advantaged to neutral with about 35 percent negatively impacted related to COVID-19.  Specifically, on volumes, we anticipate our Health, Hygiene & Specialties segment to produce low double-digit growth.  Our Consumer Packaging - North American business, we believe, will experience low-single digit volume growth as headwinds in the foodservice space moderate along with continued solid demand in hygiene and grocery markets.  We believe both our Consumer Packaging - International and Engineered Material businesses will experience low-single digit and mid-single digit volume declines in our fiscal fourth quarter, respectively, related to the weakness from the impact of COVID-19.  As COVID-19 headwinds subside we would expect the businesses to ultimately achieve low-single digit volume growth.

We believe the acquisition of RPC is truly a transformational and complementary opportunity for our Company.  We intend to realize approximately $150 million of annual cost synergies of which an estimated $85 million is expected to be realized in fiscal 2020.

Investor Conference Call
The Company will host a conference call today, July 31, 2020, at 10 a.m. Eastern Time to discuss our third fiscal quarter 2020 results.  The telephone number to access the conference call is (800) 305-1078 (domestic), or (703) 639-1173 (international), conference ID 8029709.  We expect the call to last approximately one hour.  Interested parties are invited to listen to a live webcast and view the accompanying slides by visiting the Company’s Investor page at www.berryglobal.com.  A replay of the conference call can also be accessed on the Investor page of the website beginning July 31, 2020, at 1 p.m. Eastern Time, to August 14, 2020, by calling (855) 859-2056 (domestic), or (404) 537-3406 (international), access code 8029709.

About Berry
Berry Global Group, Inc. (NYSE:BERY), headquartered in Evansville, Indiana, is committed to its mission of ‘Always Advancing to Protect What’s Important,’ and proudly partners with its customers to provide them with value-added protective solutions that are increasingly light-weighted and easier to recycle or reuse.  The Company is a leading global supplier of a broad range of innovative rigid, flexible, and non-woven products used every day within consumer and industrial end markets.  Berry, a Fortune 500 company, has over 47,000 employees and generated $12.6 billion of pro forma net sales in fiscal year 2019 from operations that span over 290 locations on six continents.  For additional information, visit Berry’s website at berryglobal.com.

Non-GAAP Financial Measures and Estimates
This press release includes non-GAAP financial measures such as operating EBITDA, Adjusted EBITDA, Adjusted net income, and free cash flow.  A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.  Our estimates of the impact of COVID-19 are based on product mix and prior internal sales estimates compared to actual sales.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward looking” within the meaning of the federal securities laws and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “outlook,” “anticipates” or “looking forward,” or similar expressions that relate to our strategy, plans, intentions, or expectations.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.  We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions.  While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under “Risk Factors” and elsewhere in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including, without limitation, in conjunction with the forward-looking statements included in this press release.  All forward-looking information and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include: (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices to our customers on a timely basis; (3) risks related to acquisitions or divestitures and integration of acquired businesses and their operations, and realization of anticipated cost savings and synergies; (4) risks related to international business, including as a result of the RPC transaction, including foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations; (5) uncertainty regarding the United Kingdom’s withdrawal from the European Union and the outcome of future arrangements between the United Kingdom and the European Union; (6) reliance on unpatented proprietary know-how and trade secrets; (7) the phase-out of the London Interbank Offered Rate (LIBOR), or the replacement of LIBOR with a different reference rate or modification of the method used to calculate LIBOR, which may adversely affect interest rates; (8) increases in the cost of compliance with laws and regulations, including environmental, safety, anti-plastic legislation, production and product laws and regulations; (9) employee shutdowns or strikes or the failure to renew effective bargaining agreements; (10) risks related to disruptions in the overall economy and the financial markets that may adversely impact our business, including as a result of the COVID-19 pandemic;

(11) risk of catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (12) risks related to the failure of, inadequacy of, or attacks on our information technology systems and infrastructure; (13) risks related to market acceptance of our developing technologies and products; (14) general business and economic conditions, particularly an economic downturn; (15) risks that our restructuring programs may entail greater implementation costs or result in lower cost savings than anticipated; (16) ability of our insurance to fully cover potential exposures; (17) risks related to future write-offs of substantial goodwill; (18) risks of competition, including foreign competition, in our existing and future markets; (19) new legislation or new regulations and the Company’s corresponding interpretations of either may affect our business and consolidated financial condition and results of operations; (20) risk related to the impact of travel and safety restrictions related to the COVID-19 pandemic on our internal controls over financial reporting, including the ongoing process of implementing standardized internal control procedures within the recently acquired RPC business; and (21) the other factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained herein may not in fact occur.  Accordingly, readers should not place undue reliance on those statements.  All forward-looking statements are based upon information available to us on the date hereof.  All forward-looking statements are made only as of the date hererof and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Berry Global Group, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions of dollars, except per share data amounts)

	Quarterly Period Ended		Three Quarterly Periods Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019

Net sales	$2,910	$1,937	$8,701	$5,859
Costs and expenses:
Cost of goods sold	2,272	1,559	6,959	4,737
Selling, general and administrative	198	125	631	392
Amortization of intangibles	74	38	226	119
Restructuring and transaction activities	19	-	55	35
Operating income	347	215	830	576

Other (income) expense, net	(7)	136	6	159
Interest expense, net	110	71	339	201
Income before income taxes	244	8	485	216
Income tax expense (benefit)	53	(5)	121	41
Net income	$191	$13	$364	$175

Net income per share:
Basic	$1.44	$0.10	$2.75	$1.34
Diluted	1.42	0.10	2.71	1.31

Outstanding weighted-average shares: (in millions)
Basic	132.5	131.5	132.4	131.0
Diluted	134.2	134.2	134.3	134.0

Berry Global Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
 (in millions of dollars)

	June 27, 2020	September 28, 2019
Assets:
Cash and cash equivalents	$906	$750
Accounts receivable, net	1,471	1,526
Inventories	1,318	1,324
Other current assets	162	157
Property, plant, and equipment, net	4,481	4,714
Goodwill, intangible assets, and other long-term assets	8,393	7,998
Total assets	$16,731	$16,469

Liabilities and Stockholders' Equity:
Current liabilities, excluding debt	$1,925	$1,935
Current and long-term debt	10,760	11,365
Other long-term liabilities	2,177	1,551
Stockholders’ equity	1,869	1,618
Total liabilities and stockholders' equity	$16,731	$16,469

Berry Global Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions of dollars)

	Three Quarterly Periods Ended
	June 27, 2020	June 29, 2019

Cash flows from operating activities:
Net cash from operating activities	$979	$571

Cash flows from investing activities:
Additions to property, plant, and equipment, net	(419)	(271)
Other investing activities	(14)	2
Settlement of net investment hedges	281	—
Net cash from investing activities	(152)	(269)

Cash flows from financing activities:
Repayments on long-term borrowings	(1,859)	(383)
Proceeds from long-term borrowings	1,202	—
Proceeds from issuance of common stock	6	43
Debt financing costs	(16)	—
Repurchase of common stock	—	(74)
Payment of tax receivable agreement	—	(16)
Net cash from financing activities	(667)	(430)
Effect of currency translation on cash	(4)	2
Net change in cash and cash equivalents	156	(126)
Cash and cash equivalents at beginning of period	750	381
Cash and cash equivalents at end of period	$906	$255

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended June 27, 2020
	Consumer Packaging - International	Consumer Packaging- North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$1,020	$718	$608	$564	$2,910

Operating income	$89	$93	$84	$81	$347
Depreciation and amortization	79	62	43	25	209
Restructuring and transaction activities (1)	14	2	1	2	19
Other non-cash charges (2)	2	2	1	1	6
Operating EBITDA	$184	$159	$129	$109	$581

	Quarterly Period Ended June 29, 2019*
	Consumer Packaging - International	Consumer Packaging - North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$52	$652	$603	$630	$1,937

Operating income	$(1)	$73	$60	$83	$215
Depreciation and amortization	4	50	46	27	127
Restructuring and transaction activities (1)	6	2	(8)	—	—
Other non-cash charges (2)	—	1	3	2	6
Operating EBITDA	$9	$126	$101	$112	$348

(1)
The current quarter primarily includes transaction activity costs related to the RPC acquisition.  The prior year quarter primarily includes restructuring and transaction related costs related to the Clopay, RPC, and AEP acquisitions.

(2)
Other non-cash charges for the June 2020 quarter primarily includes $5 million of stock compensation expense.  Other non-cash charges for the June 2019 quarter primarily includes $4 million of stock compensation expense.

* Prior year has been restated to match our current structure.

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Three Quarterly Periods Ended June 27, 2020
	Consumer Packaging - International	Consumer Packaging- North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$3,125	$2,104	$1,725	$1,747	$8,701

Operating income	$195	$226	$170	$239	$830
Depreciation and amortization	240	190	128	80	638
Restructuring and transaction activities (1)	37	6	6	6	55
Other non-cash charges (2)	29	9	4	6	48
Operating EBITDA	$501	$431	$308	$331	$1,571

	Three Quarterly Periods Ended June 29, 2019*
	Consumer Packaging - International	Consumer Packaging - North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$153	$1,892	$1,904	$1,910	$5,859

Operating income	$(2)	$168	$160	$250	$576
Depreciation and amortization	12	156	142	87	397
Restructuring and transaction activities (1)	14	7	10	4	35
Other non-cash charges (2)	—	7	9	9	25
Operating EBITDA	$24	$338	$321	$350	$1,033

(1)
Restructuring and transaction activity costs for the three quarterly periods ended June 27, 2020, are primarily related to the RPC acquisition.  Restructuring and transaction activity costs for the three quarterly periods ended June 29, 2019, are primarily related to the RPC, Clopay, AEP, and Laddawn acquisitions.

(2)
Other non-cash charges for the June 2020 quarter primarily includes $28 million of stock compensation expense and a $19 million inventory step-up related to the RPC acquisition.  Other non-cash charges for the June 2019 quarter includes $21 million of stock compensation expense.

* Prior year has been restated to match our current structure.

Berry Global Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions of dollars, except per share data)

	Quarterly Period Ended		Four Quarters Ended
	June 27, 2020	June 29, 2019	June 27, 2020

Net income	$191	$13	$596
Add: other expense, net	(7)	136	2
Add: interest expense, net	110	71	467
Add: income tax expense	53	(5)	164
Operating income	$347	$215	$1,229

Add: non-cash amortization from 2006 private sale	6	7	26
Add: restructuring and transaction activities (2)	19	—	(106)
Add: other non-cash charges (1)	6	6	91
Adjusted operating income (6)	$378	$228	$1,240

Add: depreciation	135	89	553
Add: amortization of intangibles (3)	68	31	275
Operating EBITDA (6)	$581	$348	$2,068

Add: Pro forma adjustments (4)			101
Adjusted EBITDA (6)			$2,169

Cash flow from operating activities	$446	$240	$1,609
Net additions to property, plant, and equipment	(156)	(104)	(547)
Payment of tax receivable agreement	—	—	(22)
Free cash flow (6)	$290	$136	$1,040

Net income per diluted share	$1.42	$0.10
Other expense, net	(0.05)	1.01
Non-cash amortization from 2006 private sale	0.04	0.05
Restructuring and transaction activities	0.14	—
Income tax impact on items above (5)	(0.03)	(0.26)
Adjusted net income per diluted share (6)	$1.52	$0.90

Estimated Fiscal 2020
Cash flow from operating activities	$1,450
Additions to property, plant, and equipment	(620)
Free cash flow (6)	$830

 (1) Other non-cash charges for the June 2020 quarter includes $5 million of stock compensation expense.  Other non-cash charges for the June 2019 quarter includes $4 million of stock compensation expense.  For the four quarters ended June 27, 2020, other non-cash charges primarily includes $34 million of stock compensation expense and a $58 million inventory step up charge related to the RPC acquisition.
(2) The current quarter primarily includes transaction activity costs related to the RPC acquisition.  The prior year quarter primarily includes transaction activities related to the Clopay, RPC, and AEP acquisitions.  The four quarters ended June 27, 2020 primarily includes the sale of our SFL business of $214 million, partially offset by other transaction activity expenses related to the RPC acquisition.
(3) Amortization excludes non-cash amortization from the 2006 private sale of $6 million, $7 million, and $26 million for the June 2020 quarter, June 2019 quarter, and four quarters ended June 27, 2020, respectively.
 (4) Represents unrealized cost savings related to acquisitions partially offset by the Operating EBITDA from the SFL disposition under our ownership in the period.
(5) Income tax effects on adjusted net income is calculated using 25 percent for both the June 2020 and June 2019 quarters, respectively.  The rates used represents the Company’s expected effective tax rate for each respective period.
 (6) Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP.  Organic sales growth excludes the impact of currency translation effects and acquisitions.  These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.  Berry’s management believes that Adjusted net income and other non-GAAP financial measures are useful to our investors because they allow for a better period-over-period comparison of operating results by removing the impact of items that, in management’s view, do not reflect our core operating performance.

We define “free cash flow” as cash flow from operating activities less additions to property, plant, and equipment and payments under the tax receivable agreement.  We believe free cash flow is useful to an investor in evaluating our liquidity because free cash flow and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s liquidity.  We also believe free cash flow is useful to an investor in evaluating our liquidity as it can assist in assessing a company’s ability to fund its growth through its generation of cash.

Adjusted EBITDA is used by our lenders for debt covenant compliance purposes.  We also use Adjusted EBITDA and Operating EBITDA among other measures to evaluate management performance and in determining performance-based compensation.  Adjusted EBITDA and Operating EBITDA and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s performance.  We also believe EBITDA and Adjusted net income are useful to an investor in evaluating our performance without regard to revenue and expense recognition, which can vary depending upon accounting methods.

Company Contact:
Dustin Stilwell
+1 (812) 306 2964
ir@berryglobal.com

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